Exhibit 99.1

Cryoport Reports 64% Growth for Fiscal Year 2018

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Cryoport now supports 357 clinical trials in the Americas and EMEA with 47 in Phase III

IRVINE, California, March 7, 2019 - Cryoport, Inc. (NASDAQ: CYRX) (NASDAQ: CYRXW) (“Cryoport” or the “Company”), the world's leading temperature-controlled logistics company dedicated to the life sciences industry, today announced financial results for the three and twelve-month periods ended December 31, 2018.

Jerrell Shelton, Chief Executive Officer of Cryoport, commented, “For 2018 we reported record revenue of $19.6 million, representing growth of 64% over our fiscal year 2017, driven primarily by an 81% increase in the Biopharma market. This was the result of the ramp in commercial regenerative medicine products we are supporting and significant growth in the number of clinical trials supported by Cryoport in the Americas and EMEA (Europe, the Middle East and Africa), a region we will now report separately given its growing significance.

“At the end of 2018, clinical trials supported by Cryoport increased to a total of 357, which includes 40 in the EMEA region. A record 47 trials are in Phase III, of which 9 are in the EMEA region. This reflects the continued and rapid maturation of the regenerative medicine market and, specifically, the progress our clients are making in advancing their potentially life-saving therapies to market.

“Revenue from our commercial agreements to provide logistics support for Gilead’s Yescarta™ and Novartis’ Kymriah™ totalled $2.1 million for 2018 as they rolled out their therapies to patient populations in the United States. This revenue growth is expected to accelerate throughout 2019 as the U.S. rollout continues and the first revenues are generated in Europe, Australia, Canada and Japan.

“In 2018 the global regenerative medicine market experienced significant growth, resulting in a rich and diverse pipeline of therapies. This generated significant investor interest, with $13.3 billion invested in the global regenerative medicine market in 2018, up 73% from 2017, according to the Alliance for Regenerative Medicine. Four Marketing Authorization Applications (MAA’s) were filed in Europe and two Biologics Licensing Applications (BLA’s) were filed in the United States during 2018. We expect this momentum to continue, with six additional Cryoport supported BLA and MAA submissions expected in 2019, based on internal information and forecasts from the Alliance for Regenerative Medicine and Wells Fargo Securities.”

Moving to the Company’s newly introduced Chain of Compliance™ and infrastructure build out, Mr. Shelton said, “To continue to strengthen and solidify our position as the world’s leading specialty logistic solutions provider for the life sciences industry, we have built a strong foundation upon which to scale our operations as our markets mature, including launching our Chain of Compliance™ solution for Biopharma, which offers complete traceability throughout our temperature-controlled logistics solutions. Furthermore, with the opening of two state-of-the-art Cryoport Global Logistics Centers located in Livingston, New Jersey and Amsterdam, The Netherlands, we continue to add to our capacity and redundancy, enabling us to further improve our services to the global market. Our expanding Global Logistics Network supports our goal of ever improving our services in the Biopharma market for commercial, clinical and pre-clinical clients.

“Our leadership in the industry coupled with these investments in infrastructure has enabled Cryoport to continue securing valuable partnerships, such as our recent announced agreements with Dacos A/S, a high-tech production company of life sciences products with headquarters in Denmark, as well as McKesson and Be The Match BioTherapies®, to offer integrated, end-to-end supply chain services to the cell and gene therapy industry. These agreements add to our ecosystem and are expected to: (i) increase market penetration of our solutions, (ii) provide a unified platform for compliance standardization and (iii) drive meaningful revenue growth, both in the near and long-term.”

Mr. Shelton continued, “In the fourth quarter of 2018, we also secured a $25 million investment from Petrichor Healthcare Capital Management to provide us with the financial flexibility to build, scale and create value for our shareholders. Consequently, we entered 2019 with a strong balance sheet and the ability to capitalize on market opportunities. As we have said in the past, we are actively pursuing potential acquisitions that have the ability to broaden and/or strengthen our ability to serve the life sciences industry and especially those that would enable us to provide more comprehensive support to the Biopharma market as it pushes the boundaries of medicine.”

Mr. Shelton concluded, “As a result of the strong growth in Biopharma market revenue in 2018, our revenue from the Reproductive Medicine and Animal Health markets contributed a lesser proportion of our total revenue. However, they are solid and growing markets and we will continue to invest in them. Our best-in-class technology for the Reproductive Medicine market has driven increased adoption of our solutions tailored to this market’s needs. In the Animal Health market, our revenue has fluctuated throughout the year as a result of fulfilling special one-time requirements. Both markets show growing demand for our solutions and we expect to grow our presences in them, respectively, in 2019.”

Market Highlights:

Biopharma

•	Biopharma revenue increased by 81% in the twelve months ended December 31, 2018 compared to the same period in 2017; for the quarter ended December 31, 2018, biopharma revenue increased 94% compared to the same period in 2017.

•	Cryoport is supporting a net total of 357 clinical trials in the Americas and EMEA, of which 47 are in Phase III, compared with 237 as of December 31, 2017, 33 of which were in Phase III.

•	Partnered with Dacos A/S ("Dacos"), a high-tech production company of life sciences products with headquarters in Denmark, to deliver temperature-controlled logistics solutions to Dacos' global client base of biopharmaceutical companies.

•	Opened our new Global Logistics Center in Amsterdam, The Netherlands, near the Schiphol Amsterdam Airport, which serves as one of the European Union’s main aviation hubs for international air traffic.

Animal Health

•	Revenue from the Animal Health market declined 14% for the twelve months ended December 31, 2018 compared to the same period in 2017 as a result of some one-time activity in 2017; for the quarter ended December 31, 2018, Animal Health revenue declined 35% compared to the same period in 2017 as a result of non-recurring activity in 2017.

Reproductive Medicine

•	Reproductive Medicine revenue increased by 27% for the twelve months ended December 31, 2018 compared to the same period in 2017; for the quarter ended December 31, 2018, Reproductive Medicine revenue increased 30% compared to the same period in 2017.

Financial Highlights:

•	Revenue increased 64% to $19.6 million and 71% to $5.7 million for the twelve and three-month periods ended December 31, 2018, respectively, compared with the same periods in the prior year. This growth was driven by an overall increase in the number of clients utilizing the Company’s solutions complemented by growth and frequency of shipments from current clients, including the increase in revenue from our commercial agreements with Novartis and Gilead.

•	Gross margin for the twelve and three months ended December 31, 2018 was 52% and 50%, respectively, compared to 50% and 52% for the same periods in the prior year, respectively.

•	As a result of investments in the build out of infrastructure during 2018, which includes adding two new Global Logistics Centers, new competencies and services, operating costs and expenses increased by $5.0 million and $1.1 million for the twelve and the three-month periods ended December 31, 2018, respectively, as compared to the same periods in 2017.

•	Net losses for the twelve and three-month periods ended December 31, 2018 were $9.6 million, or $0.34 per share, and $2.3 million, or $0.08 per share, respectively. This is compared to net losses of $7.9 million, or $0.34 per share, and $2.3 million, $0.09 per share, for the same twelve and three-month periods in the prior year.

•	Adjusted EBITDA for the twelve and three-month periods ended December 31, 2018 was ($2.2 million) and ($0.4 million), respectively, compared with ($3.7 million) and ($1.1 million) for the same twelve and three-month periods in the prior year.

•	The Company reported $47.3 million in cash and cash equivalents and short-term investments as of December 31, 2018, compared to $15.0 million as of December 31, 2017. The increase in cash and cash equivalents includes gross proceeds of $25 million from Petrichor Healthcare Capital Management.

Further information on Cryoport’s financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance is provided in Cryoport’s annual report on Form 10-K for the twelve and three-month periods ended December 31, 2018, which will be filed with the Securities and Exchange Commission (“SEC”) on March 12, 2019. The full report will be available on the SEC Filings section of the Investor Relations section of the Company’s website at www.cryoport.com.

Earnings Conference Call Information

A document titled “Cryoport 2018 Year in Review”, which will provide a review of Cryoport’s recent financial and operational performance and a general business outlook, will be issued by management at 4:05 pm EST on Thursday, March 7. The document is designed to be read by investors before the question and answer conference call and can be accessed at http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 pm EST on March 7, 2019. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results.

Conference Call Information

Date:	Thursday, March 7, 2019
Time:	5:00 p.m. ET
Dial-in numbers:	+1 (877) 407-9716 (U.S.) or +1 (201) 493-6779 (International)
Confirmation code:	Request “Cryoport Call” or provide code 13687775
Live webcast:	‘Investor Relations’ section at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately three hours after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the webcast, please follow this link. A dial-in replay of the call will also be available to those interested until March 14, 2019. To access the replay, dial +1 (844) 512-2921 (United States) or +1 (412) 317-6671 (International) and enter replay pin number: 13687775.

About Cryoport, Inc.
Cryoport is the life sciences industry's most trusted global provider of temperature-controlled logistics solutions for temperature-sensitive life sciences commodities, serving the biopharmaceutical market with leading-edge logistics solutions for biologic materials, such as regenerative medicine, including immunotherapies, stem cells and CAR T-cells. Cryoport's solutions are used by points-of-care, CRO's, central laboratories, pharmaceutical companies, manufacturers, university researchers et al; as well as the reproductive medicine market, primarily in IVF and surrogacy; and the animal health market, primarily in the areas of vaccines and reproduction. Cryoport's proprietary Cryoport Express® Shippers, Cryoportal® Logistics Management Platform, leading-edge SmartPak II™ Condition Monitoring System and geo-sensing technology, paired with unparalleled cold chain logistics expertise and 24/7 client support, make Cryoport the end-to-end cold chain logistics partner that the industry trusts.

Cryoport is dedicated to: simplifying global cold chain logistics through innovative technology, unmatched monitoring and data capture and support, including consulting; delivering the most advanced temperature-controlled logistics solutions for the life sciences industry; and providing vital information that provides peace of mind throughout the life of each logistics process.

For more information, visit www.cryoport.com. Sign up to follow @cryoport on Twitter at www.twitter.com/cryoport.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.'s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, and technical development risks. The Company's business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the Company's 10-K for the year ended December 31, 2017 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Elizabeth Barker

KCSA Strategic Communications

tfromer@kcsa.com / ebarker@kcsa.com

P: 1-212-896-1203

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Cryoport Inc. and Subsidiaries

 Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)
Revenues	$5,690,898	$3,322,000	$19,626,453	$11,954,267
Cost of revenues	2,874,710	1,608,750	9,386,188	5,987,834
Gross margin	2,816,188	1,713,250	10,240,265	5,966,433

Operating costs and expenses:
General and administrative	2,447,962	2,031,446	9,798,793	7,420,837
Sales and marketing	1,989,330	1,572,664	7,245,644	5,232,406
Engineering and development	598,761	380,315	1,840,443	1,205,692
Total operating costs and expenses	5,036,053	3,984,425	18,884,880	13,858,935

Loss from operations	(2,219,865)	(2,271,175)	(8,644,615)	(7,892,502)
Other income (expense):
Interest expense	(69,253)	-	(69,253)	(15,693)
Warrant inducement and repricing expense	-	-	(899,410)	-
Other income, net	35,068	2,418	77,631	14,337
Loss before provision for income taxes	(2,254,050)	(2,268,757)	(9,535,647)	(7,893,858)
Provision for income taxes	(4,214)	(912)	(19,954)	(5,143)
Net loss	(2,258,264)	(2,269,669)	(9,555,601)	(7,899,001)

Net loss per share attributable to common stockholders - basic and diluted	$(0.08)	$(0.09)	$(0.34)	$(0.34)
Weighted average shares outstanding - basic and diluted	29,454,077	25,545,645	28,210,648	22,963,382

Cryoport Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,
	2018	2017
Current Assets:
Cash and cash equivalents	$37,327,125	$15,042,189
Short-term investments	9,930,968	-
Accounts receivable, net	3,543,666	1,625,476
Inventories	220,514	114,796
Prepaid expenses and other current assets	752,269	516,427
Total current assets	51,774,542	17,298,888
Property and equipment, net	4,357,498	2,511,174
Intangible assets, net	137,220	90,646
Deposits	350,837	363,403
Total assets	$56,620,097	$20,264,111

Current liabilities:
Accounts payable and other accrued expenses	$1,709,397	$1,203,354
Accrued compensation and related expenses	1,262,478	925,514
Deferred revenue	66,315	73,444
Capital lease obligations	23,191	-
Total current liabilities	3,061,381	2,202,312
Convertible note, net	14,711,580	-
Deferred rent liability, net	267,415	175,033
Capital lease obligations, net	33,156	-
Total liabilities	18,073,532	2,377,345
Total stockholders' equity	38,546,565	17,886,766
Total liabilities and stockholders' equity	$56,620,097	$20,264,111

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles. In evaluating the Company's performance, management uses certain non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes the following non-GAAP financial measure, adjusted EBITDA, to provide a useful measure of the Company's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management and the Board of Directors utilize these non-GAAP financial measures to gain a better understanding of the Company's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP financial measures, when read in conjunction with the Company's GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of the Company's ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in the Company's underlying business and performing related trend analyses, and they provide a better understanding of how management plans and measures the Company's underlying business.

Cryoport Inc. and Subsidiary

Adjusted EBITDA Reconciliation

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP net loss	$(2,258,264)	$(2,269,669)	$(9,555,601)	$(7,899,001)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	264,746	172,851	857,939	664,831
Interest expense	69,253	-	69,253	15,693
Stock-based compensation expense	1,484,723	1,017,923	5,478,625	3,547,781
Warrant repricing expense	-	-	899,410	-
Income taxes	4,214	912	19,954	5,143
Adjusted EBITDA	$(435,328)	$(1,077,983)	$(2,230,420)	$(3,665,553)